NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN ANNOUNCES AGREEMENT TO ACQUIRE GRW BEARING GmbH

BLOOMFIELD, Connecticut (November 9, 2015) – (NYSE:KAMN) Kaman Corporation announced today that its Aerospace segment has entered into an agreement to acquire GRW Bearing GmbH (GRW), a German-based designer and manufacturer of super precision, miniature ball bearings.  The company is expected to have sales in 2015 of approximately €48 million (Euros).

GRW is focused on the demanding applications segment of the miniature ball bearings market, where low noise requirements, extreme temperatures, ultra-high speeds and/or caustic environments require both exceptional engineering design and continuous operating performance capabilities. GRW operates out of two state-of-the-art production facilities in Rimpar, Germany and Prachatice, Czech Republic.

Kaman Chairman, President and CEO Neal Keating said, "GRW will be a great addition to our specialty bearing and engineered products lines, and adds additional scale and new market segments to our most profitable product lines.  The businesses are aligned through a focus on solving the critical problems of OEM customers and achieving the highest standards of performance in the most demanding applications"

 "As with our current bearing manufacturing businesses, Kamatics Corporation and RWG Germany GmbH, GRW is focused on developing and manufacturing technology driven products with unsurpassed quality.    Few companies in the world have the technical capability to design and manufacture miniature bearings capable of achieving such high performance standards," stated Gregory Steiner, President, Kaman Aerospace Group.  "We believe this combination will allow us to drive synergies through additional sales growth, as well as operational efficiencies, particularly given the proximity to our existing operations in Germany."

Robert Starr, Executive Vice President and CFO added, "On a pro-forma basis this acquisition is expected to leave us well within our target range for leverage of two to three times EBITDA.  The addition of GRW is expected to be accretive to earnings per share in 2016, excluding transaction costs."

Terms of the transaction, which is expected to close by year end, were not disclosed.

Risks Associated with Forward-Looking Statements

This release includes "forward looking statements" relating to the acquisition discussed above. These statements include the estimates of the Company's post-transaction leverage and the extent to which the transaction is expected to be accretive to earnings, which are based on assumptions currently believed to be valid, but they involve risks and uncertainties that could cause our actual results to differ from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this release, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; design and supply of aftermarket parts to MRO aerospace markets; K-MAX® medium to heavy lift helicopters; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX® aircraft.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across the U.S. and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

About Avedon Capital Partners

GRW is a portfolio company of Avedon Capital Partners.  Avedon Capital Partners is an independent investment company that provides growth capital to medium-sized companies in Germany and the Benelux with offices in Düsseldorf and Amsterdam. Avedon focuses on niches within the following four sectors: (i) industrial & engineering, (ii) software & technology, (iii) business services and (iv) consumer & leisure. Avedon supports entrepreneurial management teams with distinctive and ambitious growth plans. Since 2003 the team has invested in 18 growth capital transactions with a strong realized track record.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com